EXHIBIT 99.1

Whitestone REIT Reports Occupancy Increase in Third Quarter 2010

Community Centered Strategy a Stronghold through Recession Year

HOUSTON, Oct. 5, 2010 (GLOBE NEWSWIRE) -- Whitestone REIT (NYSE Amex:WSR) ("Whitestone"), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM,  today reported an increase in its physical occupancy to 83% as of September 30, 2010, up one percent from June 30, 2010.  The Company has signed leases for approximately 60,000 square feet of space with tenants that are expected to move into their leased spaces by year end. These leases are not included in the physical occupancy at September 30th and will increase the occupancy by 2% upon move-in.

Whitestone's business model, focusing on small tenants in multi cultural neighborhoods to add value, continues to strengthen its Community Center approach in owning properties that serve local customers and produce results in difficult economic times.

Leasing Highlights

  Uptown Tower – Dallas: small-space strategy in this Community Center includes the creation of an 18,000 square foot executive suite designed to incubate new tenants as they grow into larger spaces. During the third quarter, this executive space achieved an 84% occupancy with the signing of eight new small space leases, ranging from 332 to 1443 square feet, and the expansion of two existing tenants.
  Windsor Park Centre – San Antonio: The University of Phoenix will take possession of their new 20,000 square foot space in mid October. Whitestone's redevelopment plan to transform Windsor Park Centre into an upscale Community Center initiated their lease. Construction is underway with a new exterior facade and expanded parking.
  Westchase Plaza – Houston: Houston Training School, a beauty salon services training school, will move into their new 5,547 square foot space in mid-October. Whitestone completed a value-add redevelopment project at this Center, transforming a strip center with an all-new facade and expanding leasable space including the two-story office area that will be occupied by this beauty school.

"We are pleased to see an increasing trend in our occupancy, especially during this time of economic uncertainty when national commercial real estate leasing rates are declining. We attribute our continued growth to our community centered, small space leasing strategy of service oriented tenants, and concentration in the multi-cultural communities we serve," said James C. Mastandrea, Whitestone's Chairman and Chief Executive Officer. "These smaller spaces (spaces less than 3,000 square feet) are favorable for our bottom line: they carry a 42% rent premium when compared with the average rent for large box spaces."

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its properties, as it markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings such as medical, education, and casual dining. The largest of its 750 tenants comprise less than 3% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The investor section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT: Whitestone REIT
         Anne Gregory, Vice President Marketing & Investor Relations
         713.827.9595 ext. 2213
         agregory@whitestonereit.com